Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" and “Independent Registered Public Accounting Firm” in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information in Post-Effective Amendment No. 76 and Amendment No. 77 to the Registration Statement (Form N-1A, No. 033-13019 and No. 811-05083) of the Van Eck VIP Trust and to the incorporation by reference of our reports dated February 12, 2015 on Van Eck VIP Emerging Markets Fund, Van Eck VIP Global Gold Fund, Van Eck VIP Global Hard Assets Fund, Van Eck VIP Long/Short Equity Index Fund, Van Eck VIP Multi-Manager Alternatives Fund and Van Eck VIP Unconstrained Emerging Markets Bond Fund (six of the investment funds constituting the Van Eck VIP Trust) included in the Annual Report to Shareholders for the fiscal year ended December 31, 2014.

Ernst & Young LLP

New York, NY

April 23, 2015